Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Asset Allocation Trust:

We consent to the use of our report dated May 26, 2006, with respect to the financial statements of the Diversified Conservative Income, Diversified Conservative, Diversified Global Moderate Growth, Diversified Moderate Growth, Diversified Global Growth, Diversified Global Stock, Diversified U.S. Stock, Defensive Strategy, Defensive Strategy Allocation (formerly TM Defensive Strategy Allocation), Conservative Strategy, Conservative Strategy Allocation (formerly TM Conservative Strategy Allocation), Moderate Strategy, Moderate Strategy Allocation (formerly TM Moderate Strategy Allocation), Aggressive Strategy, Tax-Managed Aggressive Strategy, Core Market Strategy, Core Market Strategy Allocation (formerly TM Core Market Strategy Allocation), Market Growth Strategy, and Market Growth Strategy Allocation (formerly TM Market Growth Strategy Allocation) Funds, the nineteen funds constituting SEI Asset Allocation Trust, (collectively, the “Funds”), as of March 31, 2006, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and in the introduction to, and under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 27, 2006